Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275381

PROSPECTUS SUPPLEMENT No. 4

(to prospectus dated December 4, 2023)

PROSPECTUS FOR 24,406,752 COMMON SHARES,

10,833,333 WARRANTS TO PURCHASE COMMON SHARES,

10,833,333 COMMON SHARES UNDERLYING WARRANTS AND

4,400,106 COMMON SHARES UNDERLYING CONVERTIBLE NOTES OF

LEDDARTECH HOLDINGS INC.

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-4 of LeddarTech Holdings Inc. (Registration Statement No. 333-275381), effective as of December 4, 2023 (as updated, supplemented or amended from time to time, the “Prospectus”), relating to the business combination among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K furnished with the Securities and Exchange Commission on April 11, 2024, which is attached hereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, and if there is any inconsistency between the information in the Prospectus or any prior amendment or supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “LDTC.” On April 10, 2024, the last reported sale price of our common shares as reported on Nasdaq was $2.25 per share. Our warrants are listed on Nasdaq under the symbol “LDTCW.” On April 10, 2024, the last reported sale price of our warrants as reported on Nasdaq was $0.10 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 11, 2024.

Attachments

1.	LeddarTech Holdings Inc. Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on April 11, 2024.